EXHIBIT 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

AA - Q2 2010 ALCOA Inc Earnings Conference Call

Event Date/Time: Jul 12, 2010 / 09:00PM GMT

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FINAL TRANSCRIPT

Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N  T S

Matthew Garth

ALCOA Inc - Director, IR

Chuck McLane

ALCOA Inc - EVP, CFO

Klaus Kleinfeld

ALCOA Inc - Chairman, CEO

C O N F E R E N C E    C A L L    P A  R T I C I P A N T S

Kuni Chen

BofA Merrill Lynch - Analyst

Sal Tharani

Goldman Sachs - Analyst

Curt Woodworth

JPMorgan - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

Paretosh Misra

Morgan Stanley - Analyst

Charles Bradford

Soleil Securities - Analyst

Jorge Beristain

Deutsche Bank - Analyst

Brian Yu

Citigroup - Analyst

John Redstone

Desjardins Securities - Analyst

David Gagliano

Credit Suisse - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen. And welcome to the Q2 2010 Alcoa earnings conference call. My name is Tony, and I’ll be your coordinator for today. At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the presentation. (Operator Instructions). As a reminder, this call is being recorded for replay purposes. I would now like to hand the call over to your host for today, Mr. Matthew Garth, Director of Investor Relations. Please proceed, sir.

Matthew Garth - ALCOA Inc - Director, IR

Good afternoon. Thank you, Tony, and welcome, everyone to Alcoa’s second quarter earnings conference call. I’m joined by Chuck McLane, Executive Vice President and CFO, and Klaus Kleinfeld, Chairman and CEO. After comments by Chuck and Klaus, we’ll take your questions. Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements related to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release, and our most recent SEC filings.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliation to the most comparable GAAP financial measures can be found in today’s press release, and the appendix to today’s presentation, and on our website at www.alcoa.com, under the “Invest” section. Now, I’d like to turn it over to Chuck.

Chuck McLane - ALCOA Inc - EVP, CFO

Okay. Thanks, Matt, and we appreciate everyone taking the time to join us today. Got a fairly clean quarter, so let me run through it. Our increased performances this quarter reflects continuing improvement in our key end markets as well as strong performance in our cash sustainability initiatives. We were able to generate positive free cash flow, and we maintained a strong liquidity position.

Let’s move to the next slide and I’ll highlight the financial results for the quarter. Income from continuing operations in the quarter was $137 million, or $0.13 per share, compared with the first quarter loss from continuing operations of $194 million, or a loss of $0.19 per share. Remember, first quarter 2010 results included restructuring and special charges of $295 million, or $0.29 per share. We generated EBITDA of $724 million, a 14% EBITDA margin, which is the highest since the third quarter of 2008. Higher volumes in most end markets and continued benefits from our cash sustainability initiatives drove this bottom line performance. Free cash flow in the quarter was $87 million, and debt to capital stood at 38.4%. Lastly, our liquidity remains strong with $1.34 billion of cash on hand.

Let’s move to the next slide, which illustrates the revenue change by market. Revenues in most of our markets improved sequentially. Aerospace rose as destocking activity begins to slow and orders rise in the investment castings business. New customers and seasonal increases drove packaging sales higher, while commercial transportation benefited from increased global economic activity. Higher third party alumina shipments helped drive sales in that business up 10% sequentially. While many markets are up significantly year-over-year, let’s remember that these improvements are relative to a very weak period in 2009.

So let’s move on to the income statement. Third party revenues rose 6% sequentially on higher third party shipments in the upstream, and improved demand in almost every end market. COGS as a percent of sales fell to 81.2%, driven through continued progress on our cash sustainability initiatives. These activities also helped to improve SG&A as a percent of sales, by almost a full percentage point. We have a tight focus on spending as market activity increases, operating more effectively and minimizing rehires where possible. Let me remind you that we have reduced headcount by approximately 37,000 since the downturn began in late 2008. Our cash sustainability initiatives drove a reduction of 17,000, while divestitures were responsible for the remainder. We are not only holding headcount levels, but are also driving restructuring this quarter, that will result in further reductions.

Lastly, our operational tax rate for the quarter was 25%. For your reference, we have attached an appendix to help guide you through the tax rate. Included in the tax rate this quarter are discrete items totaling $16 million. Going forward, we expect our operational ETR to be approximately 32%; however, we will continue to experience swings in the rate, given the volatility in our profit drivers and overall profitability in each tax jurisdiction.

Let’s now review the restructuring and special items in the quarter. This slide provides you with an overview of the restructuring and special items in the quarter, and their location in the financial statements. As you can see, these items have no net impact on our overall results, yet they do impact specific line items on the income statement. We have, therefore, included this detail to enable a clear analysis of our results.

First, restructuring was $20 million, and relates primarily to further headcount reductions. Discrete tax items totaled a favorable $16 million. Non-cash mark-to-market benefits on derivatives in several power contracts totaled $22 million, and the negative decision in a lawsuit related to Rockdale negatively impacted results by $7 million.

Lastly, we reached a mutually beneficial agreement with United Steelworkers, which helped sustain our competitive position in the US. We are very pleased that our employees ratified the agreement in late June. Preparation costs for a potential strike and one time signing bonus for employees totaled $13 million this quarter.

Let’s now move to the sequential bridge. This slide bridges our income from continuing operations, excluding restructuring and special items. Lower realized aluminum pricing and higher LME linked costs, particularly energy, were more than offset by higher volumes in every business. Performance benefited from a rise in the US dollar, and favorable non-LME linked energy rates. Productivity gains related to our cash sustainability initiatives continue to enhance bottom line performance, and account for approximately 60% of the sequential improvement.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Now let’s turn to the segments, starting with alumina. Production was up 24,000 metric tons this quarter. Increases at Point Comfort, Suriname, and Wagerup were mostly offset by a reduction in Sao Luis, and lower production in Jamaica. The Sao Luis ramp-up was slower than anticipated due to commissioning issues experienced in the quarter, and is operating at roughly 6,800 tons per day. We remain on track to meet our target of achieving full run rate production of 9,000 tons per day by the end of 2010.

Turning to profitability. The strengthening US dollar yielded positive currency effects of $18 million, primarily related to the depreciation of the Aussie dollar. A 1% increase in third party pricing and higher third party volumes contributed $5 million to ATOI in the quarter. The impact of the commissioning issues at Sao Luis this quarter negatively impacted results by $11 million. Moving to the outlook, alumina pricing will follow a 60 day lag and we will continue to benefit from our cash sustainability initiatives. Lastly, we expect production to increase by 150,000 tons, versus the second quarter, as the ramp-up at Sao Luis continues to progress.

Let’s move to the primary segment. Second quarter performance was negatively impacted by a 1% decline in realized price, and higher LME-linked alumina and power cost. Alumina and LME-linked power costs roughly represent 45% of cost of aluminum production and typically follow a quarter lag to the LME. Favorable currency and non-LME linked energy costs, combined with productivity improvements, partially offset the negative impact of pricing. As you’ll recall, the first quarter included $11 million related to a maintenance outage at the Rockdale power plant. In the second quarter, the final resolution of litigation related to our Rockdale power contract resulted in a negative impact of $10 million.

Also in the quarter, we curtailed Massena, and production at our Aviles smelter was halted due to heavy flooding. We are in the process of restarting production and anticipate Aviles to be at full operating rate by the fourth quarter this year. Looking forward to the third quarter, we anticipate pricing to follow a 15 day lag. We expect continued benefits from our cash sustainability initiatives. And lastly, we expect production to be equal to the second quarter.

Moving now to flat-rolled products. Flat-rolled products’ ATOI improved by $41 million sequentially, driven by higher volumes in Russia, China, and North America, and continued benefits from our cash sustainability program. We have rationalized our cost structure in the North American can sheet business to reflect lower volumes, and we are winning new orders at pricing levels that properly reflect the value we deliver to our customers. In the third quarter, we estimate the EBITDA margins in our North American can sheet business will be on par with that we achieved during the prior year. In short, our actions will have fully offset the lost margin associated with our decision to forego sales to a large North American customer.

We experienced sequential revenue growth in substantially all end markets, led by commercial transportation and packaging. Our growth businesses in Russia and China have steadily improved during the year. In Russia, we’re very pleased that the significant restructuring has allowed us to fully benefit from improving market conditions and drive our Russian operations to profitability this quarter. Next quarter, we see improving demand in each of our regions. We anticipate normal seasonal plant slowdowns and continued gains from our cash sustainability initiatives.

Let’s turn to the EPS segment. ATOI of $107 million was up 32% sequentially. Continued strong performances in our cash sustainability initiatives helped generate an EBITDA margin of 17.2%, 2.7 percentage points above the second quarter of 2009, when sales were $72 million higher. These results illustrate how this segment has structurally improved its cost position through sustainable actions. Revenue increased 4% sequentially on higher volumes, and our aerospace structural castings business, and our commercial building and construction business. While the global commercial building and construction market continues to decline, improved sales in this market reflect our leading brands and strong relationships with well-positioned customers. Looking ahead, we anticipate normal seasonal plant slowdowns, but continued gains from our cash sustainability initiatives.

Let’s now move to the cash flow statement. For the quarter, we generated cash from operations of $300 million. The sequential increases was driven by higher earnings, partially offset by higher working capital. In the quarter, we ended several accounts receivable sales programs, which resulted in an unfavorable working capital impact of approximately $260 million. However, our cash sustainability efforts helped to hold days working capital at 42 days, which is a six day improvement over the same period last year.

Capital expenditures totaled $213 million. Including the net investment in the Ma’aden joint venture, which flows to other investing activities, spending totaled $233 million. This keeps us on track against our 2010 target of $1.25 billion. Free cash flow in the second quarter totaled $87 million.

So let’s summarize. We are free cash flow positive in 2010, a result of our disciplined execution in each of our cash sustainability initiatives. Our performance this quarter also illustrates that we structurally improved our ability to drive bottom line growth. We made outstanding progress in reducing our costs and maintaining these reductions and markets begin to recover. We’re effectively managing capital expenditures and working capital to meet our full year targets.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Every Alcoan is committed to achieving these targets. Across the Company, we’re aggressively pursuing higher levels of free cash flow and profitability. Ultimately driving near term and long-term shareholder value. Thanks and I’d like to turn it over to Klaus now.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Thank you very much, Chuck, and in the usual fashion, I will tell you something about our end market development, aluminum demand and supply picture, as well as our core businesses. Before that, I would like to give you a little bit of a broader frame around all of that, given that today, almost on a daily or hourly basis, we read all the headlines tracking the economic recovery, we felt it was worthwhile to provide a little bit of a true north at least for the aluminum demand on a mid to longer term basis.

Thank you very much. There’s the strong mid to long-term aluminum fundamentals and it’s pretty much driven by the mega trends that we see changing on our planet. On the one hand, let’s not forget, there will be 3 billion more people coming onto this planet in a reasonably short time until 2050, and most of them will be living in cities, so urbanization is a big thing. It was just last week that the commissioner, population commission on China made the statement that in less than five years, they are expecting that more people will live in urban environments than in rural environments, also in China.

All of that together, I mean, population growth, urbanization, all of that drives demand in all kinds of goods, and when you then look at the properties that aluminum brings to the table, light weighting, and high strength and recyclability, I’m always amazed at some of the statistics, looking at 75% of all aluminum ever produced on this planet still being in use, that shows great capabilities of aluminum and makes aluminum the material of choice in many of those applications, and all of this together, we believe is going to drive demand in the next ten years pretty much up to 73 million tons in 2020, that’s an average growth rate per annum of 6%. This forecast is pretty much based only on kind of historic correlations between societies getting richer, building out middle class, building infrastructure. This is most likely rather conservative, and I’ll explain why I think that. Because we are seeing some strong material replacement effect in some areas like automotive and I’ll give you some color on that before I go into the other things.

We see globally a push for fuel efficiency coming from consumers as well as aggressive legislation. In the US, the new emission standard CAFE was just passed, and you see here on the left-hand side what this regulation actually forces the automakers to achieve. It forces the automaker to achieve an improvement from today, 25.5 miles per gallon to in 2016 already, to use it to a higher efficiency of 35.5 miles per gallon. If you look at that, you’re talking about six years time frame, this is a big task. It’s a big task in a very, very short time. When you then listen to how the automakers are intending to do that, they pretty much say we’ve really only got three levers here. We can improve powertrain, drive train and the light weighting.

When it comes to light weighting, aluminum is the material of choice, which you can see here nicely depicted on the right hand side. Let’s go to the upper right hand side. True economy improvement, and we hear, comparative to the most competitive material, which is high strength steel and actually you see that aluminum has a three time benefit over high strength steel. Then when you look at what does that translate to, when it comes to emissions, it actually translates to a three time better CO2 emissions, both of those things obviously not only important, but when you think about it, a three times improvement, that is rather dramatic.

That’s the reason why, when you look one level deeper and here look at the different aluminum penetration opportunities in automotive, what you see here on the left-hand side is the different types of consumptions by component in automotive, and you see the light blue is where aluminum already plays a role today, and the darker blue is where we believe aluminum will play a role pretty soon, a stronger role pretty soon. The biggest opportunity that we see here is in body structures and panels. If you take that and multiply that out, it translates into an additional primary aluminum demand of 10 million tons in the next 10 years. Only a fraction of that 10 million is baked into our 6% demand growth. That gives you a bit of the feel for what is going on. Obviously, this change will not come overnight. But the pressure is increasing from legislation and increasing from consumers. We are currently working intensely with our automotive customers and helping to design the next generation fuel efficient cars, trucks, as well as busses.

So let’s now go to the end markets, and look at how these different end markets are doing. This is the traditional chart that we have been showing, and just the first impression compared to last quarter shows you the end market demand in 2010 is improved. You’ll see more green arrows here than in the last quarter, growth expectations are rising in automotive, tractor-trailer as well as in packaging. That’s very consistent with the last IMF forecast. IMF increased their worldwide GDP growth assumption to 4.6% from originally in April 4.2%. By the way, China in that makes up for 10.5 percentage points and we’ll come to that.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Aerospace, let’s go to the segments. The first segment, aerospace. Let’s go back. On large commercial aircraft, delivery rates are essentially flat. Boeing and Airbus have announced modest build rate increases. Boeing is at 31.4 up to 34 units, Airbus at 34 units, up to 36.

Let’s keep in mind, until very recently, most of the industry observers have been projecting further production cuts. Whereas in reality, when you look at orders, until June are up significantly. Up to a level of 268 versus 69 units in 2009. Yes, granted, this is not at historic levels but I think there’s no doubt this is substantially better than what we saw before. We also see in aerospace, passenger traffic miles are up. If you look at the May year on year number, it’s 12%.

And if you look at freight traffic, freight traffic miles which is more of a leading indicator, it’s up 34%. IATA has come out with a forecast for 2010, worldwide miles, passenger and freight, they’re projecting a higher than 10% growth rate here. It seems that some airlines are — the airline sector in general is turning the corner. Last year, IATA said the whole industry lost about $10 billion. Now they are projecting a profit of around $2.5 billion for this year. On regional and business jets, we continue to see weakness of orders as well as deliveries. And lastly, let me point out lastly, as destocking begins to ebb, it will have an immediate impact on our profitability.

Automotive, the next segment here, global production is expected to rise to around 66 million vehicle, that’s a plus 15%. The growth is pretty much in every region except in Europe. Europe, pretty much driven by the strong incentives last year that pulled demand forward. European sales are down but exports have risen for European companies by 40%. So it’s interesting to see that European production, due to that rise in export, is expected to be around 3.8%.

US sales are expected to be around 11.7 million vehicles, so around a 7% to 12% growth rate. That’s what we see here. China, up 10%, 15%. And it’s interesting to note, General Motors just announced that China sales surpassed the US, the first in their 102 year history of GM. Look at heavy trailers, heavy truck and trailer, the increase in our forecast, global build rates are up, expected to be around 1.3 million units. Growth is pretty much in all regions, driven very strongly by increased global activities, as well as increased trade rates. If you look at US trailer production alone, we’ve seen in this year a steady increase, January 2010, 5,000 units. May, 2010, 9,000 units. If you look at orders in June, 13,000 units, clear sign for growth in this market.

Beverage, can and packaging, market up modestly. It’s our strategy as you all know, that have followed Alcoa to selectively partner with can sheet customers that understand our unmatched quality, as well as service capabilities and are willing to pay for the value.

Commercial building and construction, significant declines in the USA, evidenced by an increased delinquency rates on commercial mortgage backed securities. The outlook on Europe is depressed. China, a very different picture, a positive growth, it’s very strongly driven by the economic stimulus measures coming in various forms here in commercial centers, retail as well as office space, government infrastructure, public health, education a high priority, and hotel space, also for India, we believe the market is going to grow by 15%.

Last but not least, on the end markets, the industrial gas turbines negatively impacted by lower energy demand, order postponement as well as deferrals of large projects. Also important is we see a continued destocking of the OEMs. The good news on the short-term is the International Energy Agency reported that in March, has been the fourth straight month of a year on year increased electricity production in the OACP countries. Keep in mind, before we had 17 months of declining production.

On a mid to long-term, we are bullish on industrial gas turbines, given the low equipment cost, high availability, lower prices on natural gas and the environmental advantages that IGT has by our competing technologies. So if you sum that all up, there’s real signs of improvement here on the production side as well as on the order side. Remains below peak levels but clearly improved, clear sign of a continued global recovery there.

So let’s go to the next slide. What you see here is how does that translate into aluminum demand, broken down by the different regions. We are increasing our forecast for this year from originally 10% to 12% for this year. When you go through this, you see the growth rate here for the different regions. You see robust consumption growth in places like China, Brazil, India. Modest increases in North America and Europe. We continue to see that scrap is very tight, and that continues to also drive primary metal demand.

Let’s move to the inventories, as many people are curious about what’s going on that level. You see on the left-hand side, all the inventory, relevant inventories for LME, Shanghai, Japanese port and producers, it’s consistent with the whole picture that you see a decrease in the LME inventories but you also see a decrease when you add this all up, the global inventory levels are down, three days down, from 66 days, the level end of first quarter, to 63 days today. One aspect to note, not on this chart but noteworthy, US distributor stocks are rising modestly, but keep in mind, US distributor stocks have been at an all-time historic low. Scrap is basically not available in the US, and there is very, very low imports coming in.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Now move to the right-hand side. That is why you see the regional premium continuing to go up. You have tight physical market conditions, that drives the regional premiums. Look at the blue line there. This is Europe. Europe regional premiums, it’s near an all-time record high. Look at the yellow line, that’s the Midwest regional premium at a five year high. Let’s turn next to the supply/demand balance and let’s start with aluminum.

While we’ve raised the demand projection, but at the same time we’ve seen that additional production came online so we continue to believe that we’re going to have a surplus this year of roughly about 1.2 million tons. That’s not with China. China’s surplus has been reduced from 400,000 tons to 200,000 tons, 400,000 tons in the prior quarter to 200,000 tons now, and we continue to see that China is very, very good, and I’ll talk more about it, managing the supply/demand balance very well.

When you look at the West, the West increase of production is pretty much driven by greenfield smelters ramping up, coming online, the Middle East and India, and then by restart in Russia. These are the drivers that we see here. Let’s put the 1.2 million overhang in perspective. This equals two weeks of consumption, well manageable and our forecast here has not even taken into account the full refilling of the inventory levels.

Let’s go to the next slide. Next slide is a little busy but we thought we would rather take this up front because this is a question that is raised a lot. What’s going on in metals in China, and also fueled by a lot of additional information coming in and I’ll fill you in on what we think is going on there. Let’s first see, China is obviously an important market but also an important market for Alcoa. We have now sales of around $1 billion in China and if you look at the last five years, we’ve had average growth rates of around 29% in that market. And we’re going to continue to see a stronger penetration from our side.

Let’s start with this upper left chart here. The blue thing is describing the production levels and the red line is describing the Shanghai metal price, and what you saw there is once the Shanghai metal price came down, also the production level came down, to a maximum of 27%, were curtailed last year. So that’s really important to understand, the Chinese aluminum industry responds very, very fast and very drastic to changes in pricing, and really is geared towards staying in balance, applying the demand balance. That’s also what you see kind of on the left-hand slide here.

The left-hand slide there, where the red dotted line shows the premium or discount of the Shanghai metal price to the LME, and the blue line shows whether China exports or imports. So below the line is importing and above the line would be exporting, the yellow line would be exporting. What you see there, last year the metal price in Shanghai was higher than the LME, so traded at a premium. That year we had about 1.5 million tons coming into the country. We believe this was mainly driven because of two effects. One, on the one hand, a drastic curtailment and on the other hand, a very fast response of the economy to the substantial stimulus program in China. So not necessarily intended.

But you see that once the Shanghai price is going into a discount as we have today, exports are not really going up, because there’s one additional element you have to keep in mind. And that’s the 15% export duty that China has on primary metals. So the reason why the country is steering this industry in that way is because it’s energy intense, and energy is a scarce resource in China. It’s a scarce resource in an absolute basis and it’s a scarce resource on a relative basis, because what does China want to achieve? They want to increase building out the higher value add businesses.

At the same time, they have to make sure that the increased consumer demand is fulfilled, and I’m talking about additional refrigerators that are bought, washing machines and particularly, given the hot summer that they are enjoying this year, the additional air conditioners and they actually are running a lot. So this all comes into the equation and it’s no surprise, let’s go to the right-hand side chart here, that we actually saw in the last week the Chinese government announcing a broad-based restructuring, not just referring to the aluminum market, but in general, but on the aluminum market, they basically said we’re going to increase the power prices, in some cases remove subsidies but in all cases the prices are pretty much going up and with that, they are driving and they actually stated that, a restructuring of the aluminum industry.

At today’s Shanghai metal, roughly about RMB14,500, pricing level, we believe that roughly 6 million tons of aluminum capacity in China is below the water line. We expect that very soon, most likely in the third quarter, we will see 1 million to 1.5 million tons coming offline. We actually have received note that about 700,000 tons have already come offline, or are about to come offline, now in the Henan province. So that’s what’s going on there. And I think it’s important to understand and hopefully having answered some questions and be happy to answer more questions on that.

Let’s move to the next one, which is alumina. Alumina, it’s a global market and we expect this global market to be relatively balanced. Chinese smelters are coming offline, therefore there’s less alumina demand, but we expect that we will also see reduced refinery capacity as we have seen exactly that in the downturn. In fact, the response on the refinery capacity was even faster and more drastic than what we saw on the smelters. We are cutting our forecast for China imports on alumina from what we originally had 5.4 million tons to 4 million tons, as we have seen Chinese importers reselling alumina cargoes into the Western markets as they can profit from the higher prices. They usually get an additional premium of $10 to $20 per ton. So, so much about the markets.

FINAL TRANSCRIPT

Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Let’s now go through the Alcoa businesses. I want to update you on how we are driving value across all of our businesses. Let’s start with alumina. On alumina, we are the market leader, 18.1 million metric tons, and production capacity that is greatly positioned, very favorably positioned on the cost curve. Plus the good news is we’re continuing to grow our low cost production. We’re bringing online Sao Luis. Juruti, we’re ramping the production up as we speak. The ramp-up will be completed by the end of this year.

And then comes Ma’aden. Ma’aden sets a new low cost point on the curve. Right? If you look at that, the alumina profitability is recovering. You can already see that on the left-hand side here of this chart. But it’s not reached levels where we would expect this to be for our business.

You see the upper right-hand chart here shows the aluminum pricing. And we do see higher pricing driven by underlying industry costs and obviously that improves profitability too. Keep in mind, that about 20% of our contract portfolio renews annually, so that’s the ratio in which you will see things moving along here. If you put all these things together, our cost reduction actions, the tight market, the higher pricing, we expect that the Alcoa alumina business can perform better than on the historic EBITDA to metric tons levels once the strong market returns.

Let’s go to the primary metals. Also here, with 4.5 million metric tons capacity, we are a leader. We streamlined our system, we significantly reduced costs, we’ve optimized our portfolio, permanently curtailed smelters like Eastalco and Badin and we continue to steadily focus on improving our cost position. Just give you one example here and for us it’s kind of the normal thing to go through. But I think it’s important to line that out.

If you look on the upper right-hand corner here, you look at our sales generated energy, we are building out our sales generation power through additions of hydropower in Brazil, Estreito and Serra do Facao are those two places where we have stakes in the new hydrodams there and this will be replacing purchased power. The power cost will be 30% lower once they’re online in 2011. We’ll bring our sales generation for the smelting system up from 21% to 26%. That action alone will bring us down, the worldwide smelting system down 1 percentage point on the cost curve.

And again, then comes Ma’aden. Ma’aden also on the smelter sets a new low cost point. On Ma’aden, just as a quick update, all is well on track. We just received commitments for our project financing for $4.5 billion. This is the first phase. Keep in mind, the first phase here is a smelter as well as the rolling mill. All key project positions for the construction and the buildout are filled and we’ve started to break ground here. All of this helps us drive profitability during today’s volatile times and will also help us bring our EBIT margin above the historic levels once the market returns to the strong levels we’ve seen it before.

Okay. Let’s move to the next one. Next business is flat-rolled. Flat-rolled, we’ve taken aggressive actions. We’ve reestablished profitability levels. We’ve reduced costs, divested underperforming assets, exited commoditized markets, emphasized high value add products, like aerospace as well as can sheet. Demanded pricing levels that are consistent with the value that we are producing and you see it already here in the profit margin, all actions have a good impact. Second quarter 2010 we had an EBIT margin that climbed to 10%. That’s the right path and we will continue on that path.

If you look at the right-hand side, we continue to see a destocking in aerospace, plate and sheet that will go well into the second half in 2010. Utilization continues to be at 75%, which is the same level that we saw in the first quarter. As you know, we chose to not supply a large can sheet customer, and rationalized capacity, reduced headcount, and signed up new customers with higher pricing. Profitability has already improved, and we will soon fully offset the margin impact. Pleased to announce also that Russia is now having a positive aftertax operating income in the second quarter. China facilities are ramping up on schedule, and the Ma’aden joint venture rolling mill has broken ground, so all of this together, we’re well positioned to deliver higher EBITDA margins.

Last but not least, certainly not least, engineered products and solutions. If you look at the left-hand side, we achieved a 17% EBITDA margin. That’s on par with the margin that we had in the second quarter of 2008. That quarter we had $1.7 billion sales, which is $540 million higher than what we see today and then you look at the utilization levels today, aerospace, 70%, and the rest, 65%. What, need I say more? This is a clear reflection of our cost reduction and our strong competitive capabilities in this business.

On the right-hand side, aerospace, we see the demand returning in investment casting, it’s marking an end to the destocking for turbine blades. On fasteners, we expect the destocking to last throughout the end of this year. Also we continue to build out this group. We bolted on an acquisition of Traco. Traco is a manufacturer of windows for commercial buildings, and that’s very nicely complementary to our building and construction portfolio. We’re building on our core strength. Organically as well as inorganically, we’re improving costs, and we’re driving profitability in engineered products and solutions.

FINAL TRANSCRIPT

Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Let’s now review our progress against our 2010 operational improvement target. Procurement, our target, $2.5 billion. We are at a $1.4 billion now. Overhead target $500 million, we’re at $311 million now. Total CapEx, target of $1.250 billion, that includes $250 million for Ma’aden. We have spent $514 million. On the working capital, 42 days, this is an improvement of 6 days year on year and we remain well on target to achieve our 2010 goal.

So let’s sum it up. Alcoa’s performance is strengthening. In this quarter we had 14% EBIT margin and keep in mind, this all in light of a low utilization rate and today’s market conditions. The long-term drivers remain intact. I started out giving you a perspective on that 6% we expect in the next ten years of market growth, and there’s upsides, I referred to the light-weighting aspect. Add into this a great committed team, that’s committed to drive value, you will expect profitability to grow and outperform our pack.

Let me close the presentation with that, and hand over to our question and answer session.

Q U E S T I O N    A N D    A N S W E R

Operator

Thank you. (Operator Instructions).

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Do we have any questions?

Operator

Your first question comes from the line of Kuni Chen. Please proceed.

Kuni Chen - BofA Merrill Lynch - Analyst

Hi. Good afternoon, everybody.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Hello.

Kuni Chen - BofA Merrill Lynch - Analyst

Just wanted to see if I could get a little bit more color on the procurement and overhead targets for the year. Certainly some concern here that the business environment may be getting perhaps a bit more challenging in the second half, so does that make it tougher to eke out incremental gains at the same pace that you’ve seen in the first half? And I think it would be useful if you could maybe break out some of the bigger buckets for procurement and overhead savings that you see coming in the second half. Thanks.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Well, let’s start with, Kuni, that’s a good point. Let’s start with the overhead. The overhead reduction we have fully in our own hands and if I were to just list by implementation risk, I would say the implementation risk is almost zero. I would say it’s zero to be very clear. Zero, and if you look at last year, you actually saw what we had been able to do. We have actually been overshooting the target for last year. So on that end, I will not have any concerns.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

On the procurement side, keep in mind, this does not have energy in there but you’re right, it has some elements in there where we actually have headwinds coming against us and our attitude on this is headwinds are a fact of life. You sometimes have them. You sometimes are lucky to have tailwinds. But we are here as management to overcome those.

And that’s the attitude that you see in the team and they actually are very, very able and dedicated to always find new opportunities and as for instance, give you a for instance, I’ve run through what happened currently in China so with that, what’s happening in China currently, you also see on some of the materials that our input materials for us, you see that there will be also input materials coming online, most likely, and we’ve also shown last year that we are much able to change pricing even for commodities by bringing in the materials from other regions, and with that, changing the pricing mechanics in certain regions. You will continue to see us using the full gamut that exists on the procurement side.

Chuck, you want to add?

Chuck McLane - ALCOA Inc - EVP, CFO

Just not only the arbitrage opportunities on that, but last year we started talking about with many of the raw materials of some specification changes and to check and level out that against our risk profile and that didn’t stop. We’re continuing to do that and we’re continuing to look at bringing other specifications in and operating at those and taking maybe a little less efficiency and offsetting it with lower prices. So in some instances, in some categories, it’s getting more and more difficult.

But remember, we set up with our procurement group a business lead. That is a business unit President or group CFO in every one of these procurement areas and every team is still engaged. I’ll go back to what Klaus said about overhead. We overdelivered last year and I’m 100% confident we’ll overdeliver this year.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Okay. Do we have another question?

Operator

Yes. Your next question comes from the line of Sal Tharani of Goldman Sachs. Please proceed.

Matthew Garth - ALCOA Inc - Director, IR

Sal, please.

Sal Tharani - Goldman Sachs - Analyst

Just want to understand this, you give out the sensitivity of the pricing. And how that will affect your third quarter, because aluminum prices at the current level are significantly down, almost close to $200 million of headwind or more actually right now in the net income. What measures are you taking to offset that in the third quarter, or how confident you are that you’ll be able to offset, if the prices don’t go up any further from here?

Chuck McLane - ALCOA Inc - EVP, CFO

The sensitivities are what they are. You’re going to have to take your own guess at what the metal price is for the rest of the quarter as well as what the currency is going to be, Sal, but what we’re doing is we’re continuing to stress our cash sustainability initiatives in every single business unit and then every resource unit within the Company. We’ve got production on Sao Luis that’s coming into the forefront, and we’ve anticipated that alumina is going to go up 150,000 tons between the two quarters. If you’re referring to — and I don’t know if you’re alluding to what we’re doing about — we wouldn’t look at that position necessarily and take any actions to hedge. One stream, i.e., a revenue stream without hedging a cost stream as well and most people, most of our investors want us to be exposed to the aluminum market so yes, we’ll be affected whether metal goes up or down the same way currency, and we’re going to continue to manage those things and push on our cash sustainability initiative, and still bring value in each one of those areas.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Operator

And your next question comes from the line of Curt Woodworth. Please proceed.

Curt Woodworth - JPMorgan - Analyst

Yes, good afternoon.

Matthew Garth - ALCOA Inc - Director, IR

Hello.

Curt Woodworth - JPMorgan - Analyst

So Klaus, if you kind of look at the back half of the year and you commented that you think about a million, 1.5 million tons of Chinese production are going to come offline, seems like you have an end to destocking in some parts of the supply chain, certainly aerospace, which is a pretty critical incremental margin business for you. What do you think the biggest risk to the Company is in the back half of the year and also with regards to China, what level of incremental capacity are you kind of baking in to offset some of the high cost closures that you see coming?

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Well, that’s a difficult question. I think the biggest risk that we continue to have is not coming from the — what’s called the real economy, it’s more coming from the volatility in the financial markets. Obviously, I mean, currency swings could potentially have a big impact on us, so that’s what I would see. I’ve gone through all of the end markets and you’ve seen that all indications, if you dig and dig deeper, you see that there’s a lot of very positive indications there of a real recovery in almost all of these markets. But I believe that the biggest risk is still the volatility that could potentially come from financial markets and reflected in the currency.

Then on China, you’re right, I mean, we believe — to clarify that. We believe one to 1.5 million tons will come off pretty soon. As I said, 700,000 has probably already come off as I speak now, but we believe in total we have 6 million being under water. Yes, some new capacity will potentially get started up in China, but on the other hand, on the other hand, the aspect of changing the industry over to a higher value add industry and going away from energy intense industry continues to be a theme, and this theme we’ve talked about this quite a bit, but you continue to see it. It is becoming very, very real. So that is what we believe is coming on there.

And the most important thing out of all this is probably — I mean, I get again and again confronted with people — not people like you that know our industry very well, but those that just — I mean, take a little look into our industry and they ask the question, and aren’t you concerned that China will flood the market with metal, and they don’t have anyplace in China to go and my answer always is no, I’m not concerned at all, because you have very, very different fundamentals here to some other industries like the telecom equipment industry or so. Our business is built on strong energy intensity and energy is a scarce commodity in China, and they need it more for other things.

Operator

Your next question comes from the line of Tony Rizzuto. Please proceed.

Tony Rizzuto - Dahlman Rose - Analyst

Thank you very much. Congratulations on the EBITDA margin improvement. My questions are two, really. First of all, Klaus, I’d like to hear your thoughts on the aluminum ETF and possible formation of that. What are you hearing in terms of regulatory approvals and possible timing?

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

And secondly a question, Chuck, on working capital for the back half of the year, likely to be — sounds like it’s going to be a source of cash. How should we think about that?

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Tony, on the ETF side, it’s been in the making for long, and there’s a lot of rumors still going around there. Kind of a quasi ETF already existing, but without a physical backing. So first of all, I’m positive on an aluminum ETF. Because it really makes all sense in the world when you have aluminum as an interesting asset class, given the volatility that I just talked about, and all kinds of other assets. I mean, it’s absolutely natural that people are gravitating to something more physical and aluminum has a great fundamental here. If this were to increase also the physical demand, I’m all for it. So what we are hearing is that this is making good progress and the announcements are as — sound as though this will be coming online pretty soon. But the most important thing will be to see what will eventually be the size, and how exactly are they going to deal with some of these specific hiccups that are built into this, but I’m all for it.

Chuck McLane - ALCOA Inc - EVP, CFO

And as far as working capital is concerned, Tony, you’re exactly right. Let’s just assume price is out of the equation because you know as prices move up and down, it’s going to become either a source or use but just on a days basis, we’re at 42 days and our goal was to get to two days under the end of last year. So you would anticipate that that will continue to be a source of funds but it will probably be towards the last four or five months of the year.

Operator

And your next question comes from the line of Paretosh Misra. Please proceed.

Paretosh Misra - Morgan Stanley - Analyst

Hi. Good afternoon. Just wanted to see if you had any sense as to the can sheet volumes that you lost, do you if that went to another aluminum can sheet producer or they went to a different material all together like plastic bottles. Just trying to see if or when you could regain that business. Also, you could briefly comment on your flat-rolled segment improvements especially Russia. Is it just higher volumes or cost cutting also? Thank you.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Pertash, thank you. Well, what happened on the can sheet volume, I mean, we took the decision to not renew this contract and as I said early on, we had the clear impression that we are really delivering value here on the product as well as on the service side and only want to deal with contracts that also compensate us fairly for that. Most of the volume went to a small competitor here in the US and there was no — well, I don’t know whether there was no, but I haven’t seen any indications that there has been a material, strong material substitution. In fact, when you look at the can sheet growth, you see that can sheet is rather coming back to growth. But as I already said before, I mean, when you look at whether the strategy has worked out or not, I mean, the profitability that we reached now on flat-rolled shows we’re finally to old levels of profitability, 10% EBIT margin and this can still be improved over time and we have pretty much been able with the restructuring that we’ve taken, with taking on new customers that were willing to pay for value, to almost come back to — almost compensate for all the profit that has been lost through this contract.

That’s the first one. The second one, second question that you had was on Russia. That’s not only volume, I mean, the good news is Russia is coming back and depending on who you listen to, they are projecting growth between 3 to 5%, even this year in Russia. We are seeing that. We have been able to capture some of that, capture also new customers there. But also, I mean, the big part of the story is the restructuring. If you look at from the day that we bought the facilities in Russia, we’ve probably taken out more than 7,000 people there, and literally when you were to see pictures of how the plants looked before, and how they look today, I mean, you would think that this was entirely different. Different plants.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

We’ve invested quite substantially. We’ve also invested in our people and in the processes there and today, I mean, these are world class facilities. We are the only company that produces can and end tab in Russia, well-positioned for growth that will be coming in Russia. Good signs there. Thank you, Pertash.

Operator

And your next question comes from the line of Charles Bradford. Please proceed.

Charles Bradford - Soleil Securities - Analyst

Good afternoon. Actually got a couple questions. First of all, on alumina. You said that 20% of your contracts roll every year. We’re hearing that your people are pretty aggressive in switching the customers whose contracts do roll to the spot basis versus the percentage of LME. Is that true? And how much has been accomplished so far?

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Okay. Charles, we have changed the pricing mechanism to basically — I showed that on my slide there, to basically more appropriately reflect the market conditions as well as the underlying costs and this has yielded higher price per percentage of LME, and it’s also correct that we are moving towards index pricing, as we are going into 2011, and we are supporting the index.

Operator

And your next question comes from the line of Jorge Beristain. Please proceed.

Jorge Beristain - Deutsche Bank - Analyst

Good afternoon and congratulations on a clean quarter. My question is really similar to what Sal was asking in terms of looking ahead for the third quarter. We are seeing some headwinds in terms of pricing, some of your downstream businesses are going to face a seasonal slowdown due to the summer months and you’ve already guided for flat volumes for your primary smelting business. So what do you think can really drive Alcoa’s earnings on a quarterly basis significantly higher from here in the second half? Would you attribute it more to your continued internal cost cutting program? Are you looking for maybe the offlining of this Chinese capacity that you mentioned that’s about to be shut? Or is it going to be maybe more volume driven in the fourth quarter if you’re expecting a continued strong recovery in the US? So if you could just talk about where you could see earnings going in the near term second half 2010 and what would be the key drivers.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Jorge, you know us very well and all the points that you brought up, the answer to that would be yes, yes and yes again. Right? Obviously, we will continue to do cost cutting. Obviously, we will continue to see also end markets picking up. Some we will have a seasonal decline but on others, like we currently see in Europe, for instance, that on billet we are pretty much looking until late third quarter, early fourth quarter, order books look — even in Europe, look very good. So that all will continue to drive profitability and I talked about some destocking coming to an end, when you look at aerospace. Turbine blades, all of those are factors that we will use to continue to drive profitability in the third quarter and going forward. Chuck, you want to add something?

Chuck McLane - ALCOA Inc - EVP, CFO

I would just add to that, we haven’t talked about much about it, I think Klaus covered the markets fairly well as far as the positive trends that we’re seeing in the marketplace and in many instances we’ve been in an excellent position because of the economic conditions to grow market share with new products and the like. We didn’t have several of those but that’s been something that’s benefiting us. We refer to that about building construction, certainly in aerospace and IGT business as well as fasteners, we’re having success as well and I could go on. I’ll go out on a limb and say one other thing, we’ve seen historical decline from between the second and third quarter that’s been pretty significant in flat-rolled and EPS and we don’t anticipate it being as significant this year.

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Operator

And your next question comes from the line of Brian Yu. Please proceed.

Brian Yu - Citigroup - Analyst

Great. Thanks. Klaus, with your China operations in flat-rolled, can you tell us any insights you might share about what you’re seeing in the Chinese economy and just downstream business that you deal with there? Any signs of slowdown?

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Well, I thought I covered that when I went through the segments, but I would be happy to do that again. I mean, we actually see — maybe we can bring that chart on. I don’t know how complicated that is here. The chart with the various end markets. That I think is pretty illustrative. When you go through China you pretty much see automotive continues to be up. There it is, exactly.

Go to the China column there. Automotive, up. We continue to see that. Heavy trucks and trailers, up. Beverage cans, up. Even commercial building and construction, I went through that, and that’s driven by strong support from economic stimulus program, up in China, and if I want to add to that, I mean, there’s — when you talk to people and there’s negativity, I mean, sometimes they throw at me, hey, Klaus, in China there’s a big bubble developing in real estate and when you look at it a little deeper you see there seems to be a growing credit risk from the Chinese banking sector. The investment real estate rose 38%, property values rose 68% in main cities. Yes, that’s true.

The central government has responded in the usual fashion, responded very, very quickly and they are now focusing on low cost affordable housing, particularly in urban areas, and in outer city areas. Always keep in mind, you’re talking about a nation with 1.3 billion people, and 1.3 billion people going to an urbanization phase, as I said, they will be moving into — cities will be the major part of the population already in five years. That’s almost hard to imagine. What some people are estimating is that there will be 6 million units of low cost housing built in this year alone. The government has dedicated over $130 billion to put into housing, low cost housing basically being built out and that’s the amount for until 2012, basically.

That’s what I’m seeing. And then when you talk to people that are negative on China, I mean, I’m always asking now okay, so what’s your growth rate projection and actually what I’m then hearing is that people that are negative on China are telling me you know what I’m expecting 8.5%. Well, 8.5% is — I mean, by all means, a pretty substantial number. When you look at the Chinese government, they just raised their growth rate from 8.6 to 9.1. When you look at the last IMF report, it’s 10.5. So we see that — we continue to see that all across the board. I continue to be optimistic on China and believe that they are managing very well through some of the overheating that happened in some of the markets and you see in all markets they are now going to the next phase and restructuring the market to the aluminum market to become more efficient and to become more power conscious.

Operator

And your next question comes from the line of John Redstone. Please proceed.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Hey, John.

John Redstone - Desjardins Securities - Analyst

Hello.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Yes, John. You’re on.

FINAL TRANSCRIPT

Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP, CFO

Go ahead.

John Redstone - Desjardins Securities - Analyst

We’re having another Verizon moment. My question is regarding the aluminum market. Basically as you rightly point out the inventories, reported inventories so far this year are unchanged, give or take, and yet you’re calling for a surplus of 1.2 million-tons. So my question is are you suggesting that hundreds of thousands of tons of metal are going into non-reported inventories even though the premiums are rising or are you expecting a huge surplus in the second half or is it something else?

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Well, you really see that when you look at the inventories, they really have come down. I showed you those charts. But at the same time, we’ve also seen that we continue to see other than in 2000 — probably end of 2008, where there were almost no unreported inventories, you’ve seen that unreported inventories have come back. Now, this is not a bad thing. This has been a fact this market as long as I can think.

Only a reflection of the attractiveness of dealing in this market as long as you have a contango in the forward curve and have very, very good financing conditions and cheap warehouses, you can make a decent return without much of a risk. And that’s what we will continue to see. And talked a little bit about the ETF. That’s not even a factor that we filled in here.

Operator

And your next question comes from the line of David Gagliano, please proceed.

David Gagliano - Credit Suisse - Analyst

My two questions are related to the downstream businesses which you’ve touched on a bit. Obviously had very strong results, ATOI from engineered solutions was I think the highest in nearly two years. Flat-rolled was the highest in nearly three years, both of which big sequential jumps, most of which was driven it looks to us was driven by cost related reductions. Two questions, I was wondering if you could quantify the sequential swing in ATOI between Q1 and Q2 for some of the bigger drivers such as Russia, China, North America, can sheet. Two, in general, can you confirm that we should expect the Q2 ATOI figures to be sustainable moving forward absent the normal seasonal swings. Thanks.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Could you repeat the first question. I didn’t understand what the question was.

David Gagliano - Credit Suisse - Analyst

I was wondering if you could give us some dollars, some numbers on the sequential swing in ATOI for some of the bigger drivers, such as Russia, China, North America, and can sheet. Just quantify, give us some numbers behind the qualitative comments. Thanks.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Yes, you can see, I mean, I think the chart is — is the chart on for — can we bring this chart on? Chuck had it in his report. When you look at flat-rolled, we actually break out Russia, China and other and there you can see the line of the ATOI improvement there and —

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Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP, CFO

$17 million improvement, basically between those and you can see the bridge underneath kind of breaks down and you can see the two big improvements are almost evenly split there between volume and productivity. So the markets were really helping and as we covered in those, we’ve got a seasonal improvement in packaging, even with the loss of that customer, still a seasonal improvement in the packaging group and we picked some additional volume from other customers. So volume helped us, 18, productivity, 16.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Let’s bring the next slide, the EPS slide, because David also asked a question around — can we have the next — yes, there it is. Actually, you were right, productivity is a strong driver but when you look at the bridge, David, your questions get answered on this bridge that you see on the lower left corner on a sequential basis. You actually see that it has been the two factors. The volume as well as the productivity that have been driving the improved performance. And on your question, what will we expect going forward, you know us long enough that we are not making a statement on that, but as I said early on, as I said early on, you see that we have achieved 17% here in this quarter. The last time we achieved that was in the second quarter in 2008 with about $540 million less revenue and at very different utilization rates than we currently have. So you can actually get a good sensitivity on what the profitability upside is there, once the economy comes back.

Chuck McLane - ALCOA Inc - EVP, CFO

Just to add one thing to that. Some of the things that we have done to structurally change, we will sustain those improvements in those. You said other than those seasonal changes, and also the — not to jump back to Klaus’ slide, but we showed the utilization impact. So it’s going to be us sustaining our cost structures that have been put in place, so that as these markets recover we will benefit from those structural changes.

David Gagliano - Credit Suisse - Analyst

Okay. Good.

Operator

Thank you for your questions, ladies and gentlemen. I would now like to turn the call over to Mr. Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - ALCOA Inc - Chairman, CEO

Thank you very much. And I hope that you do see as well as we do that we are really working very hard to fire on all cylinders and undoubtedly not easy environment that we’ve seen in the past, we believe that we’re seeing the environment getting better and continuously moving in the right direction. All the structural changes that we’ve done will not go away. The productivity drivers will not go away and we’ll continue to see growth. Let’s not forget we’ve seen already growth here of 6% in this quarter and sequentially most of it driven by increased volume on end customer demand. We appreciate that you are following us and thank you very much.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

FINAL TRANSCRIPT

Jul 12, 2010 / 09:00PM GMT, AA - Q2 2010 ALCOA Inc Earnings Conference Call

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